UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-160198

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-157905

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNICHUCK CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	02-0177370
(State or Other Jurisdiction of Incorporation or Organization	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire 03054

(Address of principal executive offices)

Pennichuck Corporation Rights Agreement

Pennichuck Corporation Dividend Reinvestment and Common Stock Purchase Plan

(Full title of the plans)

Thomas Leonard

Pennichuck Corporation

25 Manchester Street

Merrimack, NH 03054

(603) 882-5191

(Name, Address and Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-160198 registering 1,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”) of Pennichuck Corporation (the “Company”) for Company’s Rights Agreement dated as of April 20, 2000 between the Company and Fleet National Bank, as Rights Agent, as amended; and

Registration Statement 333-157905 registering 300,000 shares of Common Stock of the Company for the Company’s Dividend Reinvestment and Common Stock Purchase Plan.

On January 25, 2012, the Company was acquired by the City of Nashua, New Hampshire (the “City”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2010, by and among the Company, the City, and Nashua Water Acquisition Corporation, a wholly-owned subsidiary of the City (“Merger Sub”), through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”). As a result of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive $29.00 per share in cash, without interest and less any applicable withholding tax.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrimack, State of New Hampshire on this 27th day of January, 2012.

PENNICHUCK CORPORATION

By:	/s/ Thomas Leonard
Name:	Thomas Leonard
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.